Exhibit 10.60

AMENDMENT TO THE

BLACKBAUD, INC. 2008 EQUITY INCENTIVE PLAN

WHEREAS, the Board of Directors of Blackbaud, Inc. (the “Company”) deems it to be in the best interests of the Company to further amend the Blackbaud, Inc. 2008 Equity Incentive Plan, as may have been previously amended (the “Plan”), to provide for Cash Incentive Awards to Employees based upon the achievement of specified Performance Goals; and

WHEREAS, it is intended that all Cash Incentive Awards to Employees who are Covered Employees will constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and U.S. Treasury regulations promulgated thereunder, and the Plan, as amended and the terms of any Cash Incentive Awards payable in cash under the Plan, as amended shall be so interpreted and construed to the maximum extent possible.

NOW, THEREFORE, the Plan shall be amended as follows:

I.	GENERAL.

(a) Capitalized Terms. All capitalized terms used herein that are not otherwise defined herein shall have the meanings assigned to them in the Plan unless the context hereof requires otherwise.

(b) Governing Terms. Except as herein amended, the terms and provisions of the Plan and any awards made thereunder prior to the adoption of this Amendment shall remain in full force and effect as originally adopted, approved and/or made.

II.	AMENDMENTS.

(a) The Plan shall be renamed the “Blackbaud, Inc. 2008 Incentive Plan.”

(b) Section 12 of the Plan shall be amended to include the following definitions:

“(a)(1) “Applicable Period” means, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earliest of (a) the 90th day after the commencement of the Performance Period and (b) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within an Applicable Period may be taken at a later date if permissible under Section 162(m) of the Code or U.S. Treasury regulations promulgated thereunder.

(c)(1) “Cash Incentive Award” means an award to which a Cash Incentive Participant may be entitled if Performance Goals for a Performance Period are satisfied. A Cash Incentive Award may be expressed in U.S. dollars or pursuant to a formula that is consistent with the provisions of the Plan, as amended.

(c)(2) “Cash Incentive Participant” means a person to whom a Cash Incentive Award is granted pursuant to the Plan, as amended.

(ll)(1) “Qualified Performance-Based Compensation” shall have the meaning set forth in Treasury Regulation Section 1.162-27(e).

(c) “Appendix A – Cash Incentive Awards” attached hereto as Exhibit I shall be incorporated into the Plan.

IN WITNESS WHEREOF, the undersigned hereby certifies that this Amendment to the Blackbaud, Inc. 2008 Equity Incentive Plan was duly adopted by the Board of Directors on March 15, 2012 and, subject to the approval of Company stockholders on June 20, 2012, shall be in full force and effect.

BLACKBAUD, INC.

By:	/s/ Marc Chardon

Name:	Marc Chardon

Title:	President and Chief Executive Officer

Exhibit I

APPENDIX A – CASH INCENTIVE AWARDS

I. ADMINISTRATION. The terms and provisions of Cash Incentive Awards shall be administered by the Board in accordance with the procedures set forth in Section 2 of the Plan, except that in applying the procedures of Section 2 of the Plan to Cash Incentive Awards, references to “Stock Awards” shall be considered to include Cash Incentive Awards. Further, any Cash Incentive Awards payable to Cash Incentive Participants who are Covered Employees and that are intended to constitute Qualified Performance-Based Compensation shall be administered by a Committee of Outside Directors as described in Section 2(c)(ii) of the Plan.

II. ELIGIBILITY. Cash Incentive Awards may be granted to Employees.

III. ESTABLISHING PERFORMANCE GOALS. The Board shall establish Performance Goals within the Applicable Period for each Performance Period for individual Cash Incentive Participants or for any group of Cash Incentive Participants or both. Performance Goals shall be subject to such other special rules and conditions as the Board may establish at any time within the Applicable Period; provided however, that to the extent such goals relate to Cash Incentive Awards to Covered Employees, such special rules and conditions shall not be inconsistent with the provisions of Treasury Regulation Section 1.162-27(e) or any successor regulation describing “qualified performance-based compensation.” The Performance Goals for any Cash Incentive Awards payable to Cash Incentive Participants who are Covered Employees and that are intended to constitute Qualified Performance-Based Compensation shall be established by a Committee of Outside Directors as described in Section 2(c)(ii) of the Plan.

IV. TERMS OF CASH INCENTIVE AWARDS.

(a) General. At the time Performance Goals are established for a Performance Period, the Board (or a Committee of Outside Directors if applicable under Section IV(c)) also shall establish a target Cash Incentive Award opportunity for each Cash Incentive Participant or group of Cash Incentive Participants or both, which shall be based on the achievement of one or more specified targets of the Performance Goals. The targets shall be expressed in terms of an objective formula or standard which may be based upon the Cash Incentive Participant’s base salary or a multiple thereof. Subject to Section IV(c), whether the Performance Goals have been achieved shall be determined by the Board in its discretion. In all cases the Board shall have the sole and absolute discretion to reduce the amount of any payment with respect to any Cash Incentive Award that would otherwise be made to any Cash Incentive Participant or to decide that no payment shall be made. With respect to each Cash Incentive Award, the Board may establish terms regarding the circumstances in which a Cash Incentive Participant will be entitled to payment notwithstanding the failure to achieve the applicable Performance Goals or targets; provided however, that with respect to any Cash Incentive Participant who is a Covered Employee, the intent is that the Cash Incentive Award will qualify as Qualified Performance-Based Compensation and the Board shall not establish any such terms that would cause an Award payable upon the achievement of the Performance Goals not to satisfy the conditions of Treasury Regulation Section 1.162-27(e) or any successor regulation describing Qualified Performance-Based Compensation.

(b) Payments. At the time the Board determines a Cash Incentive Award opportunity for a Cash Incentive Participant, the Board shall also establish the payment terms applicable to such Award. Such terms shall include when such payments will be made; provided however, that the timing of such payments shall in all instances either (i) satisfy the conditions of an exception from Section 409A of the Code (e.g., the short-term deferrals exception described in Treasury Regulation Section 1.409A-1(b)(4)), or (ii) comply with Section 409A of the Code and provided further, that in the absence of such terms regarding the timing of payments, such payments shall occur no later than the later of (i) the 15th day of the third month of the calendar year following the calendar year in which the Cash Incentive Participant’s right to payment ceased being subject to a substantial risk of forfeiture, and (ii) the 15th day of the third month of the Company’s fiscal year following the Company’s fiscal year in which the Cash Incentive Participant’s right to payment ceased being subject to a substantial risk of forfeiture.

(c) Covered Employees. Notwithstanding Section IV(a) or Section IV(b), with respect to Cash Incentive Awards that are intended to be Qualified Performance-Based Compensation for any Covered Employees, the following shall apply:

(i) The Performance Goals for such Cash Incentive Awards shall be established and administered by a Committee of Outside Directors as described in Section 2(c)(ii) of the Plan. Such Committee shall administer and interpret such Cash Incentive Awards consistently with the intent to qualify them as Qualified Performance-Based Compensation.

(ii) Whether the target Performance Goals have been achieved shall be determined by a Committee of Outside Directors as described in Section 2(c)(ii) of the Plan. No payment of any Cash Incentive Award shall be made until such Committee certifies that the Performance Goals and other material terms of the Cash Incentive Award have in fact been satisfied.

(d) Maximum Awards. No Cash Incentive Participant shall receive a payment under a Cash Incentive Award with respect to any Performance Period having a value in excess of $3,000,000, which maximum amount shall be proportionately adjusted with respect to Performance Periods that are less than or greater than one year in duration.

V. GENERAL

(a) Non-Transferability of Awards. No Cash Incentive Award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.

(b) Tax Withholding. The Company shall have the right to require, prior to the payment of any amount pursuant to a Cash Incentive Award made hereunder, payment by the Cash Incentive Participant of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award.

(c) Designation of Beneficiary. If permitted by the Company, a Cash Incentive Participant may file with the Board a written designation of one or more persons as such Cash Incentive Participant’s beneficiary or beneficiaries (both primary and contingent) for payment of any Cash Incentive Award that might be due under the terms of such Award in the event of the Cash Incentive Participant’s death. Each beneficiary designation shall become effective only upon delivery of written notice of the beneficiary to the Company in a form provided by or otherwise satisfactory to the Company. In the absence of such a designation, the executor or administrator of the Cash Incentive Participant’s estate shall be entitled to any payment that might be due of a Cash Incentive Award.

(d) Other Plans. Cash Incentive Awards shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries, unless either (i) such other plan provides that compensation such as payments made pursuant to the Plan are to be considered as compensation thereunder or (ii) the Board so determines in writing. The adoption of the Appendix shall not be construed as limiting the power of the Board to adopt such other incentive arrangements as it may otherwise deem appropriate.

(e) Binding Effect. Cash Incentive Awards granted under the Plan, as amended shall be binding upon the Company and its successors and assigns and the Cash Incentive Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then such Cash Incentive Awards shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 2 of the Plan.

(f) Unfunded Arrangement. The Cash Incentive Awards shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefit hereunder. No Cash Incentive Participant shall have any interest in any particular assets of the Company or any of its affiliates by reason of the right to receive a benefit under a Cash Incentive Award and any such Cash Incentive Participant shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Plan.